United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – March 15, 2010

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Appointment of Certain Officers; Departure of Certain Officers.

Lockheed Martin Corporation announced that Christopher J. Gregoire, 41, will become Vice President, Controller and Chief Accounting Officer of the Corporation, effective March 29, 2010. In that position, Mr. Gregoire will serve as the Corporation’s principal accounting officer and will report to Bruce L. Tanner, Executive Vice President and Chief Financial Officer. Mr. Gregoire replaces Mark R. Bostic, who has served as Acting Controller and Chief Accounting Officer since August 3, 2009, and will continue with the Corporation as Vice President, Accounting.

Mr. Gregoire previously served as the Principal Accounting Officer and Assistant Controller for Sprint Nextel Corporation, where he led more than 100 finance professionals and was responsible for all external financial reporting and disclosures to the U.S. Securities and Exchange Commission (SEC), as well as other duties. Mr. Gregoire is a former partner of Deloitte & Touche LLP in McLean, Va. He also is a former Professional Accounting Fellow at the SEC. Mr. Gregoire is a Certified Public Accountant and has a bachelor’s degree in accounting from Virginia Tech.

Mr. Gregoire will receive salary, bonus, and will participate in other benefit and compensation plans, at levels consistent with his position and scope of responsibility. In addition, it is contemplated that Mr. Gregoire will participate in the Corporation’s executive long-term incentive program with an initial recommended grant valued at approximately $490,000, subject to approval by the Management, Development and Compensation Committee of the Board of Directors. His initial grant will be in the form of equity (restricted stock units and/or stock options).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

By:	/s/ David A. Dedman
David A. Dedman
Vice President & Associate General Counsel

March 15, 2010